Exhibit 99.1

Brad Blum
Blum Growth Fund LLC
250 Park Avenue South, Suite 510
Winter Park, Florida 32789

Brad,

As we have said to you on several occasions, including our two recent face-to-face meetings, we would welcome your offers of assistance if only they were sincere.  Believe us, we appreciate fully the frustration of our fellow shareholders.

This Board is conducting an aggressive but deliberate search to identify a new leader for our company.  We are searching for a CEO who brings vision, a passion for our brand, operating excellence and a track record of success.  We have met several excellent candidates and hope to conclude our search shortly.  Sadly, your so-called activist activities have only complicated our efforts and kept several promising applicants on the sidelines.

Your demand  to hand pick the majority of the board and thus control Cosi as a precondition to your willingness to serve as CEO or as a director would in effect ask shareholders to deliver to you control of their company as the price for your services.  Shareholders are paid for changes in control, not the other way around.

Believing you to be sincere in your offers of assistance, we heard you more than once say that you would not insist on such a preposterous governance structure.  In that belief, we interviewed you in Winter Park for the CEO position.  We also met with you in Chicago to discuss your joining our board.  Each time, we hoped that your offers of help were sincere.  Each time we discovered they were not and that you continue to insist that the only way you would serve as CEO is if we turned over control of the company to you.  We cannot do that.

During our two face-to face meetings, you failed to present any new ideas and plans for improving Cosi’s products and services, improving Cosi’s marketing program, expanding the Cosi  brand, accelerating Cosi’s revenue growth, enhancing stockholder value and, of course, achieving and maintaining profitability.  Rather, your major suggestion was to move the Company’s headquarters from Chicago to Orlando, Florida, where you reside, a concept that would be both expensive and counterproductive to the operations of the Company.

We also discovered other concerns.  In evaluating your candidacy, we spoke with several references.  Many spoke of your arrogant management style, your lack of fiscal responsibility and the string of failures that followed Olive Garden.  We were also surprised  by your statement the other evening that you, while CEO of another Company, “manipulated” the comparable store sales in order to portray a story of consistent quarter over quarter growth.  Your duplicitous behavior, your public rants and your disregard for the federal securities laws in your dealings with us and our shareholders only heighten these concerns.

Brad, our shareholders deserve more than self-promotional gimmicks   A veiled takeover by a wanna-be “activist” trying to make a name for himself at the expense of their company really isn’t in the best interest of our shareowners.  This Board of Directors is made up of serious business people whose motives are very straightforward.  We are not motivated by the meager financial rewards of the job.  We are not motivated by empire-building or some self-interested agenda.  We are motivated by our sincere commitment to providing the best available options for our fellow shareholders and to doing the job we agreed to do.

Sincerely,

/s/ Mark Demilio
/s/ Stephen Edwards
/s/ Creed Ford
/s/ Robert Merritt
/s/ Michael O’Donnell
/s/ Karl Okamoto